Exhibit 23.1



                          INDEPENDENT AUDITOR'S CONSENT

      As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Swiss Medica, Inc. on Form SB-2 (No. 333-115539), of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated February 23, 2005 relating to the consolidated financial statements of Swiss Medica, Inc. and to the reference to our Firm under the caption "Experts" appearing in the Prospectus.



/s/ Russell Bedford Stefanou Mirchandani  LLP
Russell Bedford Stefanou Mirchandani  LLP

McLean, Virginia
August 24, 2005